Exhibit 99.1

EquipmentShare Appoints Damian Giangiacomo
and Harley Miller to Board of Directors

COLUMBIA, Mo., June 10, 2026 (GLOBE NEWSWIRE) -- EquipmentShare.com Inc (Nasdaq: EQPT) (“EquipmentShare” or the “Company”), a leader in connected jobsite technology and one of the largest equipment rental providers in the United States, announced the appointment of Damian Giangiacomo and Harley Miller to its Board of Directors (the “Board”), effective June 8, 2026. Mr. Giangiacomo will also serve as a member of the Board’s Audit Committee.

Following the successful completion of EquipmentShare’s initial public offering (“IPO”), Board members Henry Yeagley, who joined the Board in May 2022, and John Weinstein, who joined the Board in December 2024, stepped down in connection with an orderly board transition. Their departures reflect the Company’s continued evolution as a public company.

“We are excited to welcome Damian and Harley to our Board of Directors during this pivotal next chapter as a public company,” said Jabbok Schlacks, founder and CEO of EquipmentShare. “Damian’s experience in corporate governance, finance, and strategy, combined with Harley’s exceptional track record in scaling high-growth venture ecosystems and his deep historical knowledge of EquipmentShare will be invaluable as we continue expanding our footprint and driving long-term shareholder value.”

“On behalf of the entire Board and executive team, I want to express our gratitude to Henry and John. Their leadership and support were instrumental in navigating our growth and preparing EquipmentShare for its market debut. We truly appreciate their years of service to the Company, and we wish them the absolute best in their future endeavors,” said Schlacks.

“EquipmentShare has consistently redefined expectations in the industrial technology and asset management sectors,” said Mr. Giangiacomo. “I look forward to partnering with the leadership team and the rest of the Board to champion robust governance and support the Company's fiscal and strategic goals in the public sphere.”

“Having supported EquipmentShare during an earlier phase of its remarkable journey, I am thrilled to rejoin the Board at this milestone moment,” added Mr. Miller. “The team has built an incredible foundation, and I am eager to leverage my experience with high-scale technology businesses to help guide the Company through its public market expansion.”

Exhibit 99.1

“I am deeply grateful for the opportunity to have contributed to EquipmentShare’s remarkable journey,” said John Weinstein, Managing Director at Insight Partners. “Our successful IPO marks the achievement of a major strategic milestone, creating the perfect inflection point for an orderly board transition. Insight Partners remains a dedicated shareholder, with full confidence that the Company is well-positioned to deliver long-term value to its new public shareholders.”

“It has been an honor to serve on EquipmentShare’s Board and to witness the Company’s evolution and public debut,” said Henry Yeagley, Partner at BDT & MSD. “We look forward to continuing to support EquipmentShare and seeing its continued success.”

About Damian Giangiacomo

Damian Giangiacomo co-founded Nexus Capital Management LP (“Nexus”), a private equity firm, in 2013 and currently serves as a Managing Partner. Nexus is based in Los Angeles, CA with approximately $5 billion of assets under management, where Mr. Giangiacomo leads or co-leads investments across the education, industrial, and consumer sectors. Prior to co-founding Nexus, he spent 13 years in the Private Equity Group at Apollo Global Management, Inc. He began his career in the Mergers, Acquisitions & Restructurings Department at Morgan Stanley. Mr. Giangiacomo currently serves on the board of publicly traded Rent the Runway, Inc. (Nasdaq: RENT), where he is a member of the audit committee, as well as several private companies including Lamps Plus, Encoura, Ethos Pet, Post Advisory Group, Savvas Learning Company, Sperber Landscape Companies, TruRoots, and Xdora. He holds a Bachelor of Business Administration from the University of Notre Dame.

About Harley Miller

Harley Miller founded Left Lane Capital (“Left Lane”), a leading venture capital and growth equity firm, in 2019 and currently serves as its Chief Executive Officer. Prior to founding Left Lane, Mr. Miller spent nine years as a Principal at Insight Venture Management, LLP. He possesses a strong historical knowledge of EquipmentShare, having previously served on the Board during its private growth phase from December 2016 onward. Mr. Miller currently serves on the boards of directors of several private companies and holds a Bachelor of Science from the Wharton School of the University of Pennsylvania.

About EquipmentShare

Founded in 2015 and headquartered in Columbia, Missouri, EquipmentShare (Nasdaq: EQPT) is a nationwide construction technology and equipment solutions provider dedicated to transforming the construction industry through innovative tools, platforms and data-driven insights. By empowering contractors, builders and equipment owners

Exhibit 99.1
with its proprietary technology, T3®, EquipmentShare aims to drive productivity, efficiency, and collaboration across the construction sector. With a comprehensive suite of solutions that includes a fleet management platform, telematics devices and a best-in-class equipment rental marketplace, EquipmentShare continues to lead the industry in building the future of construction. For more information, visit www.equipmentshare.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” for purposes of United States federal and state securities laws. Forward-looking statements are statements other than statements of historical fact and can be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,”“might,” “plan,” “potential,” “preliminary,” “predict,” “should,” “will,” or “would” or the negative thereof or other variations thereof or comparable terminology. These forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond EquipmentShare’s control, including but not limited to, risks and uncertainties related to economic, market or business conditions, the construction equipment rental industry, the ability to execute on our expansion strategy, changes in leadership or Board composition, and other risks and uncertainties. For a further list and description of such risks and uncertainties, please refer to EquipmentShare’s filings with the Securities and Exchange Commission available at www.sec.gov. All forward-looking statements, expressed or implied, included in this press release are made as of the date of this press release and are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, EquipmentShare disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Investor Inquiries:

Rhett Butler
ir@equipmentshare.com

For additional information or media inquiries, please contact:

Amy N. Susán
Phone: (573) 890-0609
press@equipmentshare.com